                                                      --------------------------
                                                             OMB Approval
                                                      --------------------------
                                                      OMB Number:      3235-0145
                                                      Expires:   August 31, 1999
                                                      Estimated average burden
                                                      hours per response...14.90
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   2   )*
                                              -----


                                SIPEX Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   829909 10 0
                                   -----------
                                 (CUSIP Number)


                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

 Check the appropriate box to designate the rule pursuant to which this Schedule is filed: N/A

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




SEC 1745 (3-98)                Page 1 of 5 pages

---------------------------                          ---------------------------
  CUSIP No. 829909 10 0                13G               Page  2  of  5  Pages
            -----------                                       ---    ---
--------------------------------------------------------------------------------

1.      NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Tractebel, S.A.

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                         (a) [ ]
                                                                         (b) [ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION

        Brussels, Belgium

--------------------------------------------------------------------------------
                           5.      SOLE VOTING POWER

                                   0 shares

       NUMBER OF           -----------------------------------------------------
         SHARES            6.      SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                   0 shares
          EACH
       REPORTING           -----------------------------------------------------
         PERSON            7.      SOLE DISPOSITIVE POWER
          WITH:
                                   0 shares

                           -----------------------------------------------------
                           8.      SHARED DISPOSITIVE POWER

                                   0 shares

--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0 shares

--------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

        N/A

--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0%

--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        CO

--------------------------------------------------------------------------------


                               Page 2 of 5 pages

---------------------------                           --------------------------
   CUSIP No. 829909 10 0               13G                Page  3  of  5  Pages
             -----------                                       ---    ---
---------------------------                           --------------------------


Item 1(a).        Name of Issuer:
                  ---------------

                  SIPEX Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  ------------------------------------------------

                  22 Linnell Circle
                  Billerica, Massachusetts 10821

Item 2(a).        Name of Person Filing:
                  ----------------------

                  Tractebel S.A.

Item 2(b).        Address of Principal Business Office or, if none, Residence:
                  ------------------------------------------------------------

                  Place du Trone 1
                  Brussels, Belgium 1000

Item 2(c).        Citizenship or Place of Organization:
                  -------------------------------------

                  Belgium Corporation

Item 2(d).        Title of Class of Securities:
                  -----------------------------

                  Common Stock, $.01 par value per share.

Item 2(e).        CUSIP Number:
                  -------------

                  829909 10 0

Item 3.           If this statement is filed pursuant to Rules 13d-1(b), or
                  ---------------------------------------------------------
                  13d-2(b) or (c), check whether the person filing is a:
                  ------------------------------------------------------

                  (a) [ ] Broker or Dealer registered under Section 15 of the
                          Securities Exchange Act of 1934 (the "Act").

                  (b) [ ] Bank as defined in Section 3(a)(6) of the Act.

                  (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.

                  (d) [ ] Investment Company registered under Section 8 of the
                          Investment Company Act of 1940.

                  (e) [ ] Investment Adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E).


                               Page 3 of 5 pages

---------------------------                           --------------------------
   CUSIP No. 829909 10 0               13G                Page  4  of  5  Pages
             -----------                                       ---    ---
---------------------------                           --------------------------

                  (f) [ ] Employee Benefit Plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

                  (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) of the Act.

                  (h) [ ] Savings association as defined in Section 3(b) of the
                          Federal Deposit Insurance Act.

                  (i) [ ] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J) of the Act.

                  Not applicable.

Item 4.           Ownership:
                  ----------

                  Not applicable.

Item 5.           Ownership of Five Percent or Less of a Class:
                  ---------------------------------------------

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of Securities, check the following [ X ]

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  --------------------------------------------------------
                  Person:
                  -------

                  Not applicable.

Item 7.           Identification and Classification of the Subsidiary Which
                  ---------------------------------------------------------
                  Acquired the Security Being Reported on by the Parent Holding
                  -------------------------------------------------------------
                  Company:
                  --------

                  Not applicable.

Item 8.           Identification and Classification of Members of the Group:
                  ----------------------------------------------------------

                  Not applicable

Item 9.           Notice of Dissolution of Group:
                  -------------------------------

                  Not applicable.

Item 10.          Certification:
                  --------------

                  Not applicable.


                               Page 4 of 5 pages

---------------------------                           --------------------------
   CUSIP No. 829909 10 0               13G                Page  5  of  5  Pages
             -----------                                       ---    ---
---------------------------                           --------------------------



                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 8, 1999.


TRACTEBEL
Societe Anonyme


By: /s/ Ph. Soumoy
    -----------------
    Ph. Soumoy
    Financial Manager



By: /s/ E. Van Innis
    -----------------
    E. Van Innis
    Director


                               Page 5 of 5 pages